Exhibit 99.1

STR HOLDINGS, INC. REPORTS SECOND QUARTER 2014 RESULTS

-Third Consecutive Quarter of Sequential Sales Growth-

East Windsor, Conn. – August 12, 2014 – STR Holdings, Inc. (NYSE: STRI) today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Summary:

•                  Net sales of $11.2 million

•                  Diluted GAAP loss per share from continuing operations of $(0.06)

•                  Diluted non-GAAP loss per share from continuing operations of $(0.15)

•                  Adjusted EBITDA of $(4.0) million

•                  Finished the quarter with $27.2 million in cash and no debt

•                  Malaysia plant to remain open

•                  Executed agreement to sell Connecticut manufacturing facility

Financial Results

Net sales for the quarter ended June 30, 2014 were $11.2 million, an increase of 20% sequentially and an increase of 45% from Q2 2013. The sequential increase was driven by approximately 25% higher volume offset slightly by a 4% decline in average selling price (“ASP”). On a year–over–year basis, volume increased by approximately 85% and ASP declined by approximately 22%. The volume increases were driven by continued growth with a large Chinese customer and improved demand from our European customer base.

Gross loss for the second quarter of 2014 was $(1.2) million, or (11)% of net sales, compared to $(0.7) million, or (7)% of net sales, from the first quarter of 2014 and gross profit of $0.4 million, or 5% of net sales from the second quarter of 2013.  The sequential increase in loss was primarily driven by $0.5 million of increased inventory reserves and $0.4 million of increased material costs that were partially offset by a $0.4 million benefit driven by the reversal of previously recorded restructuring accruals relating to the Malaysia facility that will now remain open. The increase in material costs was driven by learning curve inefficiencies at FeiYu, our outsourcing manufacturer, as they significantly ramped production for the first time during the second quarter and higher scrap generated at our Malaysia facility as it was in the process of winding down and then recommenced operations.

Selling, general and administrative expenses for the second quarter of 2014 were $2.4 million compared to $3.0 million in the first quarter of 2014 and $4.3 million in the second quarter of 2013. The sequential decrease was driven by $0.5 million of reduced non-cash stock-based compensation expense and $0.4 million in restructuring charges due to reversing previously established accruals for closing our Malaysia plant, which were partially offset by $0.4 million of higher professional fees driven by assessing strategic alternatives.  The year-over-year decrease was primarily driven by $0.5 million in reduced labor and benefits due to headcount reductions taken during 2013, $0.7 million of reduced non-cash stock-based compensation and $0.5 million in lower restructuring charges.

Net loss from continuing operations for the second quarter of 2014 was $(1.6) million, or $(0.06) per diluted share. This compares to a net loss from continuing operations of $(4.6) million, or $(0.12) per diluted share, for the first quarter of 2014 and net loss from continuing operations of $(4.5) million, or $(0.11) per diluted share, for the second quarter of 2013. The sequential lower net loss was driven by a $4.1 million non-cash product performance accrual reversal, $0.5 million of lower restructuring expense, offset by $0.5 million of higher income tax expense and a $1.3 million loss on the reclassification of our Connecticut facility as held for sale. The year-over-year decrease was due to the $4.1 million non-cash product performance accrual reversal, reduced bad debt expense, lower restructuring expense and continued cost-reduction efforts that more than offset inefficiencies in the production ramp at FeiYu, lower profitability at our Malaysia facility due to higher scrap and inefficiencies associated with winding down and then recommencing operations, increased income tax expense and the loss on reclassification on assets held for sale.

Adjusted EBITDA for the second quarter of 2014 was $(4.0) million compared to $(2.9) million from the first quarter of 2014. This sequential decline was primarily driven by higher cost of goods sold and increased professional fees associated with the assessment of strategic alternatives.  This compares to Adjusted EBITDA from continuing operations of $(5.3) million for the second quarter of 2013.

Non–GAAP net loss from continuing operations for the second quarter of 2014, which excludes certain tax-effected adjustments (as disclosed following the non–GAAP reconciliation table at the end of this press release), was $(3.9) million, or $(0.15) per diluted share. This compares to non–GAAP net loss from continuing operations of $(3.2) million, or $(0.08) per diluted share, for the first quarter of 2014 and non–GAAP net loss from continuing operations of $(3.9) million, or $(0.09) per diluted share, for the second quarter of 2013.

Operations Update

The Company decided to reverse its decision to close its Malaysian production facility due to developments in the trade disputes in the solar industry. The Company believes its Malaysia facility is strategically located to take advantage of expected increases in module production in countries located in, or within close proximity to Southeast Asia.

The Company modified its relationship with FeiYu to have them serve as a toller rather than a contract manufacturer. The most significant impact of this change is that the Company will now procure and own raw material inventory and only pay FeiYu for direct labor and certain logistical functions. As part of this modification, approximately $1.5 million of inventory which was loaned to FeiYu was returned during the second quarter of 2014.

The Company finalized engineering changes required to produce low-shrink paperless encapsulants with its existing production equipment. It successfully retrofitted one production line during the second quarter and achieved a second quarter product mix of approximately 38% paperless. The Company expects to retrofit two additional production lines during the third quarter of 2014. In addition, the Company expects its Suzhou facility to become operational in the third quarter, which also possesses paperless production equipment.

In July, the Company executed a purchase and sale agreement to sell its East Windsor, Connecticut facility for $4.75 million in cash which resulted in the loss on reclassification of $1.3 million. The Company intends to relocate its corporate and research and development functions to its owned facility located in Enfield, Connecticut. Anticipated relocation costs are estimated to approximate between $0.5 and $0.7 million.

Balance Sheet and Liquidity

The Company finished the quarter with $27.2 million of cash and no debt.  As of June 30, 2014, the Company also had $7.2 million of income tax receivables.

The Company had negative operating cash flow of $0.2 million during the second quarter of 2014. The use of cash was driven by negative EBITDA and increased working capital investment associated with its sequential sales increase that more than offset $6.2 million of income tax refunds received.

Second Quarter Conference Call and Presentation

The Company will discuss its financial results in a conference call today at 9:00 am. ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strsolar.com. Investors accessing the live call by phone from the U.S. should dial (877) 312–8789 and enter passcode: 83454511. Those calling from outside the U.S. should dial (970) 315–0282 and use the same passcode. A telephone replay will be available at 11:00 pm ET through Tuesday, August 26, 2014, by dialing (855) 859–2056 from the U.S., or (404) 537–3406 from international locations, and entering passcode: 83454511. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that we have made in light of our industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this press release, we face risks and uncertainties that include, but are not limited to, the following: (1) incurring substantial losses for the foreseeable future and our inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapuslants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility and our inability to obtain credit;

(15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profile causing additional credit risk to our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19) potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) compliance with the Continued Listing Criteria of the NYSE; (24) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 763-7014, x7437

joseph.radziewicz@strholdings.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$11,222	$7,755	$20,558	$18,970
Cost of sales	12,406	7,396	22,423	19,312

Gross (loss) profit	(1,184)	359	(1,865)	(342)

Selling, general and administrative expenses	2,366	4,305	5,341	8,442
Research and development expense	295	709	551	1,613
Provision for bad debt expense	7	1,898	31	2,238
Operating loss	(3,852)	(6,553)	(7,788)	(12,635)

Interest income (expense), net	16	(7)	20	(6)
Amortization of deferred financing costs	—	(17)	—	(34)
Other Income	2,766	—	2,766	—
Gain (loss) on disposal of fixed assets	2	(40)	(431)	(40)
Foreign currency transaction gain (loss)	24	(108)	(114)	(64)
Loss from continuing operations before income tax expense (benefit)	(1,044)	(6,725)	(5,547)	(12,779)
Income tax expense (benefit) from continuing operations	596	(2,234)	735	(4,078)
Net loss from continuing operations	(1,640)	(4,491)	(6,282)	(8,701)

Discontinued operations:
Earnings from discontinued operations before income tax expense	—	—	—	—
Income tax expense from discontinued operations	—	—	—	—
Net earnings from discontinued operations	—	—	—	—

Net loss	$(1,640)	$(4,491)	$(6,282)	$(8,701)

GAAP loss per share:
Basic from continuing operations	$(0.06)	$(0.11)	$(0.17)	$(0.21)
Basic from discontinued operations	—	—	—	—
Total basic GAAP net loss per share	$(0.06)	$(0.11)	$(0.17)	$(0.21)

Diluted from continuing operations	$(0.06)	$(0.11)	$(0.17)	$(0.21)
Diluted from discontinued operations	—	—	—	—
Total diluted GAAP net loss per share	$(0.06)	$(0.11)	$(0.17)	$(0.21)

(1) Non-GAAP net loss per share:
Basic from continuing operations	$(0.15)	$(0.09)	$(0.19)	$(0.16)
Basic from discontinued operations	—	—	—	—
Total basic non-GAAP net loss per share	$(0.15)	$(0.09)	$(0.19)	$(0.16)

Diluted from continuing operations	$(0.15)	$(0.09)	$(0.19)	$(0.16)
Diluted from discontinued operations	—	—	—	—
Total diluted non-GAAP net loss per share	$(0.15)	$(0.09)	$(0.19)	$(0.16)

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	26,268,066	41,607,310	36,253,108	41,574,713
(2) Diluted shares outstanding GAAP	26,268,066	41,607,310	36,253,108	41,574,713
Stock options	—	—	—	—
Restricted common stock	—	—	—	—
(2) Diluted shares outstanding non-GAAP	26,268,066	41,607,310	36,253,108	41,574,713

(1) Please refer to the reconciliation of non-GAAP measures included in this press release.

(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	June 30, 2014	December 31, 2013
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,219	$58,173
Income tax receivable	7,202	11,812
Accounts receivable, net	8,733	4,771
Inventories, net	8,888	8,557
Asset held for sale	4,344	6,207
Other current assets	3,520	3,567
Total current assets	59,906	93,087

Property, plant and equipment, net	20,872	22,191
Other noncurrent assets	13,276	13,931
Total assets	$94,054	$129,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$4,264	$2,636
Accrued liabilities	3,959	8,432
Other current liabilities	—	630
Income taxes payable	1,423	859
Total current liabilities	9,646	12,557

Long-term liabilities	4,762	4,790
Total liabilities	14,408	17,347

STOCKHOLDERS’ EQUITY
Stockholders’ equity	79,646	111,862
Total liabilities and stockholders’ equity	$94,054	$129,209

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(1,640)	$(4,491)	$(6,282)	$(8,701)
Net earnings from discontinued operations	—	—	—	—
Net loss from continuing operations	(1,640)	(4,491)	(6,282)	(8,701)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	515	524	1,026	1,016
Amortization of deferred financing costs	—	17	—	34
Stock-based compensation expense	88	760	701	1,114
Non-cash reversal of loss contingency	(4,089)	—	(4,089)	—
Non-cash reversal of restructuring accrual	(795)	—	(795)	—
(Gain) loss on disposal of property, plant and equipment	(2)	40	431	40
Provision for bad debt expense	7	1,898	31	2,238
Loss on reclassification on held for sale assets	1,323	—	1,323	—
Income tax receivable non-cash	(321)	(2,501)	(1,243)	(4,135)
Deferred income tax expense (benefit)	1,031	186	2,088	(62)
Changes in operating assets and liabilities	3,670	(1,624)	2,520	(468)
Other, net	—	186	(831)	258
Net cash used in continuing operations	(213)	(5,005)	(5,120)	(8,666)
Net cash provided by discontinued operations	—	96	—	834
Total net cash used in operating activities	(213)	(4,909)	(5,120)	(7,832)

INVESTING ACTIVITIES
Capital investments	(774)	(1,277)	(1,720)	(1,757)
Proceeds from sale of fixed assets	1,956	—	1,956	—
Net cash provided by (used in) continuing operations	1,182	(1,277)	236	(1,757)
Net cash used in discontinued operations	—	—	—	—
Total net cash provided by (used in) investing activities	1,182	(1,277)	236	(1,757)

FINANCING ACTIVITIES
Repurchase of common stock in tender offer	—	—	(24,042)	—
Tender offer fees	(190)	—	(1,984)	—
Proceeds from common stock issued under employee stock purchase plan	—	5	1	14
Net cash (used in) provided by continuing operations	(190)	5	(26,025)	14
Net cash used in discontinued operations	—	—	—	—
Total net cash (used in) provided by financing activities	(190)	5	(26,025)	14

Effect of exchange rate changes on cash	(17)	79	(45)	(137)

Net change in cash and cash equivalents	762	(6,102)	(30,954)	(9,712)
Cash and cash equivalents, beginning of period	26,457	78,375	58,173	81,985
Cash and cash equivalents, end of period	$27,219	$72,273	$27,219	$72,273

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Proceeds to be received from sale of idle fixed assets	$537	$—	$537	$—

* Free cash flow from continuing operations	$(987)	$(6,282)	$(6,840)	$(10,423)

* Please refer to the reconciliation of non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP Loss Per Share
Net loss from continuing operations	$(4,642)	$(1,640)	$(4,491)	$(6,282)	$(8,701)
Adjustments to net loss from continuing operations:
Amortization of deferred financing costs	—	—	17	—	34
Stock-based compensation expense	613	88	760	701	1,114
Restructuring	27	(757)	91	(729)	1,664
Tax impact of option cancellation due to restructuring	1,058	—	—	1,057	—
Loss on reclassification on held for sale assets	—	1,323	—	1,323	—
Non-cash reversal of loss contingency	—	(4,089)	—	(4,089)	—
Tax effect of non-GAAP adjustments	(215)	1,209	(277)	994	(931)
Non-GAAP net loss from continuing operations	$(3,159)	$(3,866)	$(3,900)	$(7,025)	$(6,820)

Non-GAAP net loss per share:
Basic from continuing operations	$(0.08)	$(0.15)	$(0.09)	$(0.19)	$(0.16)
Diluted from continuing operations	$(0.08)	$(0.15)	$(0.09)	$(0.19)	$(0.16)

Weighted-average common shares outstanding:
Basic	40,238,712	26,268,066	41,607,310	36,253,108	41,574,713
(1) Diluted	40,238,712	26,268,066	41,607,310	36,253,108	41,574,713

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow from Continuing Operations
Cash flow used in operations from continuing operations	$(213)	$(5,005)	$(5,120)	$(8,666)
Less:
Capital investments	(774)	(1,277)	(1,720)	(1,757)
Free cash flow	$(987)	$(6,282)	$(6,840)	$(10,423)

Non–GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company uses non–GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are two non–GAAP financial metrics mentioned: (1) Non–GAAP loss per share from continuing operations (EPS) and (2) free cash flow from continuing operations as defined below.

Non–GAAP EPS: The Company believes that non–GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers.

Non–GAAP EPS from continuing operations is defined as net loss from continuing operations not including the tax effected impact of deferred financing costs, stock-based compensation, and restructuring divided by the weighted–average common shares outstanding. Please refer to the Company’s Form 10–Q filed with the Securities and Exchange Commission (SEC) on May 7, 2014, as well as prior SEC filings, for detailed discussion on some of these adjustments that have been recorded in previous periods. During the current period, the Company has also included a non-cash reversal of a loss contingency and a loss on reclassification on held for sale assets as a non–GAAP adjustment. Information regarding these items is set forth below:

•                  Non-cash reversal of loss contingency: During the second quarter of 2014, the Company reversed $4.1 million of an accrual related to a quality claim by one of the Company’s customers in connection with a non–encapsulant product that the Company purchased from a vendor in 2005 and 2006 and resold. The Company stopped selling this product in 2006. The Company has concluded that the settlement of this contingency is no longer probable and is remote. The Company is excluding this positive benefit as it is non-cash in nature and relates to a loss contingency recorded in prior periods. As such, the Company does not believe this benefit is reflective of the operational conditions of its core business and may aid in comparing its current period results with those of prior periods.

•                  Loss on reclassification on held for sale assets: This non-cash write-down relates to the Company’s real property located in East Windsor, Connecticut, which now only contains the Company’s corporate office and research and development laboratory. The Company executed an asset purchase agreement to sell this real property and the Company plans to move its corporate office and research and development functions back to its Enfield, Connecticut facility.

Although the Company uses non–GAAP EPS as a measure to assess the operating performance of its business, non–GAAP EPS has significant limitations as an analytical tool because it excludes certain material costs. Because non–GAAP EPS does not account for these expenses, its utility as a measure of its operating performance has material limitations. The omission of restructuring and stock–based compensation expense limits the usefulness of this measure. Non–GAAP EPS also adjusts for the related tax effects of the adjustments and the payment of taxes is a necessary element of the Company’s operations. Because of these limitations, management does not view non–GAAP EPS in isolation and uses other measures, such as Adjusted EBITDA, net loss from continuing operations, net sales, gross loss and operating loss, to measure operating performance.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	26,268,066	41,607,310	36,253,108	41,574,713
Diluted shares outstanding GAAP	26,268,066	41,607,310	36,253,108	41,574,713
Stock options	—	—	—	—
Restricted common stock	—	—	—	—
Diluted shares outstanding non-GAAP	26,268,066	41,607,310	36,253,108	41,574,713

Diluted non–GAAP Shares Outstanding: Due to the loss from continuing operations for the three and six months ended June 30, 2014, diluted weighted–average common shares outstanding does not include any shares of unvested restricted common stock as these potential awards do not share in any net loss generated by the Company and are anti-dilutive.

Due to the loss from continuing operations for the three and six months ended June 30, 2013, diluted weighted-average common shares outstanding does not include 17 and 141 shares of unvested restricted common stock as these potential awards do not share in any net loss generated by the Company and are anti-dilutive.

Free Cash Flow from Continuing Operations: The Company believes free cash flow from continuing operations is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as operating cash flow from continuing operations excluding cash spent on capital investments. A limitation of using free cash flow versus the GAAP measure of cash provided by operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period. We compensate for this limitation by providing information about the changes in our cash balance on the face of the Condensed Consolidated Statements of Cash Flows.

STR Holdings, Inc.

ADJUSTED EBITDA

All amounts in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Adjusted EBITDA	$(3,982)	$(5,286)	$(6,905)	$(8,905)
Depreciation expense	(515)	(524)	(1,026)	(1,016)
Amortization of deferred financing costs	—	(17)	—	(34)
Interest income (expense), net	16	(7)	20	(6)
Income tax (expense) benefit	(596)	2,234	(735)	4,078
Restructuring	757	(91)	730	(1,664)
Stock-based compensation	(88)	(760)	(701)	(1,114)
Non-cash reversal of loss contingency	4,089	—	4,089	—
Loss on reclassification on held for sale assets	(1,323)	—	(1,323)	—
Gain (loss) on disposal of fixed assets	2	(40)	(431)	(40)
Net loss from continuing operations	$(1,640)	$(4,491)	$(6,282)	$(8,701)

ASC 280–10–50 Disclosure about Segment of an Enterprise and Related Information, establishes standards for the manner in which companies report information about operating segments, products, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segment within the enterprise for making operating decisions and assessing financial performance. Since the Company has one product line, sells to global customers in one industry, procures raw materials from similar vendors and expects similar long-term economic characteristics, the Company has one reporting segment and the information as to its operation is set forth below.

Adjusted EBITDA is the main metric used by the management team and the Board of Directors to plan, forecast and review the Company’s segment performance. Adjusted EBITDA represents net loss from continuing operations before interest income, income tax (expense) benefit, depreciation, stock-based compensation expense, asset impairment, amortization of deferred financing costs, restructuring and certain non-recurring income and expenses from the results of operations.